Daktronics, Inc. Announces Second Quarter Fiscal 2020 Results

Brookings, S.D., November 27, 2019 (GLOBE NEWSWIRE) -- Daktronics, Inc. (NASDAQ - DAKT) today reported fiscal 2020 second quarter net sales of $174.9 million, operating income of $4.8 million, and net income of $7.3 million, or $0.16 per diluted share, compared to net sales of $172.7 million, operating income of $9.0 million, and net income of $8.6 million, or $0.19 per diluted share, for the second quarter of fiscal 2019.  Fiscal 2020 second quarter orders were $151.1 million, compared to $151.4 million for the second quarter of fiscal 2019. Product order backlog at the end of the fiscal 2020 second quarter was $182 million, compared to $150 million a year earlier and $207 million at the end of the first quarter of fiscal 2020.(1)

For the six months ended November 2, 2019, net sales were $355.2 million, operating income was $12.4 million, and net income was $14.3 million, or $0.32 per diluted share. This compares to net sales of $326.9 million, operating income of 13.1 million, net income of $13.2 million, or $0.29 per diluted share for the same period in fiscal 2019.

Fiscal 2020 is a 53-week year; therefore, the six months ended November 2, 2019 contains operating results for 27 weeks while the six months ended October 27, 2018 contains operating results for 26 weeks. Sales, orders and other results of operations were impacted due to the additional week of operations.

Cash used in operating activities in the first six months of fiscal 2020 was $10.3 million, compared with cash provided by operating activities of $22.6 million in the same period last year. Cash flow from operating activities fluctuated due to a rise in accounts receivable corresponding with the seasonality of our business. Free cash flow, defined as cash provided by or used in operating activities less net investment in property and equipment, was a negative $19.9 million for the first six months of fiscal 2020, as compared to a positive free cash flow of $12.9 million for the same period of fiscal 2019. Net investment in property and equipment was $9.6 million for the first six months of fiscal 2020, as compared to $9.7 million for the first six months of fiscal 2019. Cash, restricted cash, and marketable securities at the end of the second quarter of fiscal 2020 were $32.9 million, which compares to $67.3 million at the end of the second quarter of fiscal 2019 and $62.1 million at the end of fiscal 2019.

Orders for the second quarter of fiscal 2020 were relatively flat as compared to the second quarter of fiscal 2019. Orders increased in the High School Park and Recreation and International business units, and decreased in the Commercial, Live Events, and Transportation business units. The volatility of order timing for large projects and global accounts varies according to the needs of the customer and is the primary cause of the change in order volume in the Commercial, High School Park and Recreation, Transportation and International business units.

Net sales were similar for the second quarter of fiscal 2020 as compared to the second quarter of fiscal 2019. Net sales increased in the Live Events, Transportation, and International business units, and decreased in the Commercial and High School Park and Recreation business units. The change in sales also correlates to the timing of converting orders and backlog into sales.

Gross profit as a percentage of net sales was 22.9 percent for the second quarter of fiscal 2020 as compared to 24.8 percent a year earlier. Operating expenses for the second quarter of fiscal 2020 were $35.3 million, compared to $33.7 million for the second quarter of fiscal 2019. Operating income as a percent of sales for the quarter decreased to 2.8 percent as compared to 5.2 percent during the second quarter of fiscal 2019. The effective tax rate for the second quarter of fiscal 2020 was a benefit of 63.8 percent compared to an effective tax rate expense of 5.8 percent for the second quarter of fiscal 2019. The change in the effective tax rate, as compared to the same period one year ago, is primarily driven by differences in estimated tax credits proportionate to estimated annual pre-tax book income.

Reece Kurtenbach, chairman, president and chief executive officer stated, “We were pleased with our second quarter order and sales volumes; however, gross profit was impacted by higher project delivery costs and tariff related expenses compared to the same period last year. As expected, operating margin was impacted due to the planned increase in product development expenses for activities to accelerate the release of new and enhanced customer solutions.”

Outlook
Kurtenbach added, “The dynamic audio-visual communication systems market is expected to grow over the long-term. We remain optimistic about our ability to grow profitably within this business. To support this growth, we are evaluating and engaging in operational improvements to reduce the effort of delivery and to enhance the quality of the experience for both customers and employees. We also continue to monitor the geopolitical situation and are responding accordingly, such as actions to offset tariff impacts. We continue to invest in new technologies and advancements in manufacturing techniques to strengthen our market position as a trusted and leading value provider in both indoor and outdoor audio-visual communication systems."

Webcast Information
The company will host a conference call and webcast to discuss its financial results today at 10:00 a.m. (CST). This call will be broadcast live at http://investor.daktronics.com and available for replay shortly after the event.

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large-screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units:  Live Events, Commercial, High School Park and Recreation, and Transportation, and one International business unit. For more information, visit the company's website at: www.daktronics.com, email the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States, or write to the company at 201 Daktronics Dr., P.O. Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act.  These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts and orders, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, increased regulation and other risks described in the company's SEC filings, including its Annual Report on Form 10-K for its 2019 fiscal year.  Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Sheila M. Anderson, Chief Financial Officer
Tel (605) 692-0200
Investor@daktronics.com

(1) Backlog is not a measure defined by U.S. generally accepted accounting principles ("GAAP"), and our methodology for determining backlog may vary from the methodology used by other companies in determining their backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended April 27, 2019.

Daktronics, Inc. and Subsidiaries Consolidated Statements of Operations (in thousands, except per share amounts) (unaudited)

	Three Months Ended		Six Months Ended
	November 2, 2019	October 27, 2018	November 2, 2019	October 27, 2018

Net sales	$174,911	$172,692	$355,167	$326,880
Cost of sales	134,824	129,935	269,575	245,876
Gross profit	40,087	42,757	85,592	81,004

Operating expenses:
Selling	16,177	16,125	34,474	32,503
General and administrative	8,965	8,574	18,058	17,111
Product design and development	10,121	9,039	20,621	18,331
	35,263	33,738	73,153	67,945
Operating income	4,824	9,019	12,439	13,059

Nonoperating (expense) income:
Interest income	162	188	431	385
Interest expense	(31)	(2)	(66)	(41)
Other income (expense), net	(514)	(66)	(321)	(220)

Income before income taxes	4,441	9,139	12,483	13,183
Income tax (benefit) expense	(2,833)	533	(1,821)	3
Net income	$7,274	$8,606	$14,304	$13,180

Weighted average shares outstanding:
Basic	45,115	44,780	45,114	44,717
Diluted	45,267	44,950	45,361	44,994

Earnings per share:
Basic	$0.16	$0.19	$0.32	$0.29
Diluted	$0.16	$0.19	$0.32	$0.29

Cash dividends declared per share	$0.05	$0.07	$0.10	$0.14

Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (in thousands)

	November 2, 2019	April 27, 2019
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$29,265	$35,383
Restricted cash	59	359
Marketable securities	3,618	26,344
Accounts receivable, net	103,417	65,487
Inventories	79,237	78,832
Contract assets	34,395	33,704
Current maturities of long-term receivables	4,567	2,300
Prepaid expenses and other current assets	9,943	8,319
Income tax receivables	4,301	1,087
Property and equipment and other assets available for sale	1,860	1,858
Total current assets	270,662	253,673

Property and equipment, net	67,163	65,314
Long-term receivables, less current maturities	1,758	1,214
Goodwill	7,974	7,889
Intangibles, net	4,204	4,906
Investment in affiliates and other assets	15,458	5,052
Deferred income taxes	11,190	11,168
TOTAL ASSETS	$378,409	$349,216

Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (continued) (in thousands)

	November 2, 2019	April 27, 2019
	(unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$48,432	$44,873
Contract liabilities	48,387	47,178
Accrued expenses	36,817	32,061
Warranty obligations	9,837	9,492
Income taxes payable	638	468
Total current liabilities	144,111	134,072

Long-term warranty obligations	16,148	14,978
Long-term contract liabilities	10,578	10,053
Other long-term obligations	8,295	1,339
Long-term income taxes payable	735	578
Deferred income taxes	531	533
Total long-term liabilities	36,287	27,481
TOTAL LIABILITIES	180,398	161,553

SHAREHOLDERS' EQUITY:
Common stock	59,276	57,699
Additional paid-in capital	43,546	42,561
Retained earnings	103,397	93,593
Treasury stock, at cost	(3,516)	(1,834)
Accumulated other comprehensive loss	(4,692)	(4,356)
TOTAL SHAREHOLDERS' EQUITY	198,011	187,663
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$378,409	$349,216

Daktronics, Inc. and Subsidiaries Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Six Months Ended
	November 2, 2019	October 27, 2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$14,304	$13,180
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,724	9,300
Gain (loss) on sale of property, equipment and other assets	30	(93)
Share-based compensation	1,184	1,263
Contingent consideration adjustment	—	(956)
Equity in loss of affiliate	241	265
Provision for doubtful accounts	(535)	51
Deferred income taxes, net	(64)	(85)
Change in operating assets and liabilities	(34,156)	(368)
Net cash (used in) provided by operating activities	(10,272)	22,557

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(9,768)	(9,833)
Proceeds from sales of property, equipment and other assets	149	182
Purchases of marketable securities	—	(9,209)
Proceeds from sales or maturities of marketable securities	22,775	12,034
Purchases of and loans to equity investment	(896)	(854)
Acquisitions, net of cash acquired	—	(2,250)
Net cash provided by (used in) investing activities	12,260	(9,930)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	—	57
Principal payments on long-term obligations	(1,931)	(431)
Dividends paid	(4,500)	(6,252)
Payments for common shares repurchased	(1,682)	—
Tax payments related to RSU issuances	(199)	(246)
Net cash used in financing activities	(8,312)	(6,872)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(94)	73
NET (DECREASE) INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(6,418)	5,828

CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Beginning of period	35,742	29,755
End of period	$29,324	$35,583

Daktronics, Inc. and Subsidiaries Net Sales and Orders by Business Unit (in thousands) (unaudited)

	Three Months Ended				Six Months Ended
	November 2, 2019	October 27, 2018	Dollar Change	Percent Change	November 2, 2019	October 27, 2018	Dollar Change	Percent Change
Net Sales:
Commercial	$39,651	$46,069	$(6,418)	(13.9)%	$83,686	$76,638	$7,048	9.2%
Live Events	59,319	55,099	4,220	7.7	118,625	104,571	14,054	13.4
High School Park and Recreation	30,193	31,580	(1,387)	(4.4)	60,658	59,700	958	1.6
Transportation	20,330	18,077	2,253	12.5	39,348	35,234	4,114	11.7
International	25,418	21,867	3,551	16.2	52,850	50,737	2,113	4.2
	$174,911	$172,692	$2,219	1.3%	$355,167	$326,880	$28,287	8.7%
Orders:
Commercial	$43,513	$46,731	$(3,218)	(6.9)%	$82,161	$82,523	$(362)	(0.4)%
Live Events	41,008	43,641	(2,633)	(6.0)	107,977	83,036	24,941	30.0
High School Park and Recreation	22,853	18,445	4,408	23.9	53,405	56,894	(3,489)	(6.1)
Transportation	16,992	21,279	(4,287)	(20.1)	39,207	43,195	(3,988)	(9.2)
International	26,756	21,260	5,496	25.9	55,835	45,318	10,517	23.2
	$151,122	$151,356	$(234)	(0.2)%	$338,585	$310,966	$27,619	8.9%

Reconciliation of Free Cash Flow* (in thousands) (unaudited)

	Six Months Ended
	November 2, 2019	October 27, 2018
Net cash (used in) provided by operating activities	$(10,272)	$22,557
Purchases of property and equipment	(9,768)	(9,833)
Proceeds from sales of property and equipment	149	182
Free cash flow	$(19,891)	$12,906

*In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under U.S. generally accepted accounting principles (“GAAP”) and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results.